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                                                                   EXHIBIT 10.21


                             [PNC BANK LETTERHEAD]


                               COMMITMENT LETTER


August 21, 1996


Sharron Youngstown Cellular, Inc.
6550-B Seville Drive
Canfield, OH 44406

Attention:       Craig T. Sheetz
                 Vice President and
                 Chief Financial Officer

Ladies and Gentlemen:

PNC Bank, National Association and The Toronto-Dominion Bank (each a "MANAGING AGENT" and collectively the "MANAGING AGENTS") are pleased to confirm to you that, subject to the terms and conditions referred to in this letter, the Managing Agents have each agreed to underwrite $150,000,000 of the Facility. The "FACILITY" is a $300,000,000 secured reducing revolving credit facility made available to Sharron Youngstown Cellular, Inc., which will change its name to Sygnet Communications, Inc. as part of the planned reorganization and consolidation of the Sygnet group of companies (the "BORROWER").

The proceeds of the Facility will be used (i) to pay transaction costs incurred in connection with the Facility, (ii) to finance certain permitted acquisitions, including without limitation the acquisition of certain assets of Horizon Cellular Telephone Company of Chatauqua, L.P., Horizon Cellular Telephone Company of Crawford, L.P., and Horizon Cellular Telephone Company of Indiana, L.P. (the "HORIZON ACQUISITION"), (iii) to refinance all amounts outstanding under the Credit Agreement dated as of September 29, 1995 entered into by and among SYGNET Communications, Inc. and certain of its affiliates as borrowers, the lenders which are parties thereto and PNC Bank, National Association as the agent (the "EXISTING CREDIT FACILITY"), (iv) for the Borrower's ongoing working capital and capital expenditures requirements and
(v) for the Borrower's general corporate purposes, all as permitted as described in the Summary of Terms and Conditions dated August 21, 1996 attached hereto and made a part hereof (the "TERM SHEET").

The Facility will be provided pursuant to the terms of, and shall become effective only upon, the execution and delivery of a mutually satisfactory credit agreement and other definitive loan and security documents incorporating, among other things, the terms and conditions contained in the Term Sheet and other terms and conditions customarily included in credit facilities of this size, type and purpose. These terms and conditions will necessarily be further developed during the course of preparing and negotiating the loan and security documents. In the event of any conflict between the terms and conditions of this letter and the Term Sheet (collectively the "COMMITMENT LETTER") and the terms and conditions of the final loan and security documents, the terms and conditions of the final loan and security documents will control.